Exhibit 99.1

Grove Announces Fourth Quarter and Full Year 2025 Financial Results

SAN FRANCISCO, CA — March 5, 2026 — Grove Collaborative Holdings, Inc. (NYSE: GROV) (“Grove” or the “Company”), the world’s first plastic neutral retailer and a leading sustainable consumer products company, certified B Corporation, and Public Benefit Corporation, today reported financial results for its fiscal fourth quarter and year ended December 31, 2025.

Key Fourth Quarter 2025 Financial Highlights:
●Total Revenue was $42.4 million, down 14.3% year-over-year
●Adjusted EBITDA was $1.6 million, compared to a loss of $1.6 million in the prior-year period
●Net Loss was $1.6 million, compared to Net Loss of $12.6 million in the prior-year period
●Operating cash flow was breakeven, compared to $0.3 million in the prior-year period

“We finished 2025 in line with our revised revenue and Adjusted EBITDA guidance and returned to positive Adjusted EBITDA in the fourth quarter,” said Jeff Yurcisin, Chief Executive Officer of Grove Collaborative. “That performance reflects the trade-offs we made throughout the year, prioritizing liquidity and Adjusted EBITDA profitability, while we addressed customer experience disruption tied to our ecommerce platform migration. The impacts lasted longer than planned, but we believe we’re past the customer experience low point and are focused on continued stabilization and improvement through 2026.”

“We also advanced key customer-facing initiatives, including the launch of Grove Green Rewards in the fourth quarter and our redesigned mobile application in the first quarter of 2026. These investments are designed to strengthen engagement and retention as we scale growth responsibly.”

Fourth Quarter 2025 Financial Results
(All comparisons are versus the quarter ended December 31, 2024 except where otherwise noted)

Revenue was $42.4 million, a decline of 14.3% year-over-year primarily reflecting fewer orders due to reduced advertising investment and lagging effects from disruptions associated with the Company’s ecommerce platform migration earlier in the year. The revenue decline was partially offset by $2.9 million in QVC revenue from an 8Greens Today’s Special Value program. QVC was an existing 8Greens channel acquired as part of the 8Greens asset acquisition in the first quarter.

Gross Margin was 53.0%, an increase of 60 basis points compared to 52.4% in the fourth quarter of 2024. The increase was primarily driven by lower promotional activity, partially offset by a non-recurring benefit in the prior-year period related to the sell-through of previously reserved inventory.

Operating Expenses were $24.1 million, down 29.7% compared to $34.3 million in the prior year. The decline was driven by ongoing cost optimization initiatives including a reduction in force the Company executed in the fourth quarter, as well as reduced depreciation and amortization, lower fulfillment costs, lower advertising expense, and lower stock-based compensation.

Net Loss was $1.6 million, or (3.7%) Net Loss margin, compared to a net loss of $12.6 million, or (25.5%) Net Loss margin, in the prior-year period. The year-over-year improvement reflects lower operating expenses, with the prior-year quarter including a mostly non-cash loss on extinguishment of debt related to the payoff of the Company’s term loan facility.

Adjusted EBITDA was positive $1.6 million, or 3.7% margin, compared to negative $1.6 million or (3.3%) margin in the prior year.

Operating Cash Flow was breakeven for the quarter, as non-cash expenses more than offset the net loss, partially offset by an increase in working capital. This is compared to $0.3 million in the prior year.

Cash, Cash Equivalents, and Restricted Cash totaled $11.8 million as of December 31, 2025, down from $12.3 million as of September 30, 2025, primarily reflecting cash used in investing and financing activities.

Fourth Quarter 2025 Key Metrics:

	Three Months Ended December 31,
(in thousands, except DTC Net Revenue Per Order)	2025	2024
Financial and Operating Data
DTC Total Orders	539	719
DTC Active Customers	599	689
DTC Net Revenue Per Order	$70	$67

Direct to Consumer (DTC) Total Orders were 539,000, a decline of 25.0% year-over-year. The year-over-year decline was primarily due to lower advertising spend relative to prior years resulting in fewer new customers and therefore fewer repeat orders due to the recurring nature of our business, along with headwinds related to the company's ecommerce migration.

DTC Active Customers – defined as the number of customers that have placed an order in the trailing twelve months – totaled 599,000 as of December 31, 2025, a decrease of 13.0% year-over-year. Consistent with the decline in DTC Total Orders, the year-over-year decline was driven by lower advertising spend throughout 2024 compared to prior years, along with headwinds related to the company's ecommerce migration.

DTC Net Revenue Per Order was $69.50, an increase of 4.1% year-over-year primarily due to improved promotional strategies, as well as an increase in mix of higher priced items in customer orders.

Plastic Intensity1 – measured as pounds of plastic per $100 in net revenue across all online and retail sales – was 0.88 pounds in the fourth quarter of 2025, improving from 1.02 pounds the fourth quarter of 2024.

Full Year 2025 Financial Results

Revenue totaled $173.7 million, landing within the Company’s previously announced revised full-year guidance. This represents a 14.6% year-over-year decline, primarily due to a decrease in DTC orders. Net Revenue per Order was flat year-over-year.

Gross Margin was 53.7%, a slight decrease from 53.8% year-over-year, driven by the removal of certain customer fees and a non-recurring benefit in the prior-year period related to the sell-through of previously reserved inventory, mostly offset by optimized discounting and higher allowances from vendors.

Operating Expenses totaled $104.6 million, representing a 20.7% year-over-year decline due to reduced depreciation and amortization, lower stock-based compensation, ongoing cost optimization initiatives, and lower fulfillment costs.

Net Loss was $11.7 million improving by $15.7 million year-over-year.
Net Loss Margin was (6.7%) improving 670bps year-over-year.

Adjusted EBITDA was negative $2.2 million, decreasing $3.5 million year-over-year. This landed within the Company’s full year guidance.
Adjusted EBITDA Margin2 was (1.2%), decreasing 190 basis points year-over-year.

Plastic Intensity1 decreased to 0.90 pounds of plastic per $100 of revenue in 2025 compared to 1.05 pounds in 2024.

2026 Financial Outlook:
For the 12-month period ending December 31st, 2026, Grove is providing the following guidance:
For full-year 2026, the Company expects net revenue to be approximately $140 million to $150 million and Adjusted EBITDA to be approximately breakeven.
The Company expects net revenue to reach a trough in the first quarter, reflecting seasonality and an advertising investment at approximately the same level as the fourth quarter of 2025, and improve sequentially over the remainder of 2026, driven by continued stabilization of the ecommerce platform and improving customer experience metrics, which management expects will support a measured re-acceleration of customer acquisition investment.

Webcast and Conference Call Information:

The Company will host an investor conference call and webcast to review these financial results at 5:00pm ET / 2:00pm PT on the same day. The webcast can be accessed at https://investors.grove.co/. The conference call can be accessed by calling 877-413-7205. International callers may dial +1 201-689-8537. A replay of the call will be available until April 2, 2026 and can be accessed by dialing 877-660-6853 or 201-612-7415, access ID: 13758791. The webcast will remain available on the Company’s investor relations website for 30 days following the webcast.
About Grove Collaborative Holdings, Inc.

Grove Collaborative Holdings, Inc. (NYSE: GROV) is the one-stop online destination for everyday essentials that create a healthier home and planet. Explore thousands of thoughtfully vetted products for every room and everyone in your home, including household cleaning, personal care, health and wellness, laundry, clean beauty, kitchen, pantry, kids, baby, pet care, and beyond. Everything Grove sells meets a higher standard — from health to sustainability and performance — so you get a great value without compromising your values. As a B Corp and Public Benefit Corporation, Grove goes beyond selling products: every order is carbon neutral, supports plastic waste cleanup initiatives, and lets you see and track the positive impact of your choices. Shopping with purpose starts at Grove.com.

Forward-Looking Statements

This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to continuing to stabilize and improve the customer experience on our ecommerce platform; scaling growth responsibly; guidance for 2026, including full year 2026 net revenue and Adjusted EBITDA; net revenue reaching a low point in the first quarter and improving sequentially over the remainder of 2026; continued stabilization of the ecommerce platform; improving customer experience metrics; and a measured re-acceleration of customer acquisition investment. The forward-looking statements contained in this press release are based on Grove’s current expectations and beliefs in light of the Company’s experience and perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors believed to be appropriate under the circumstances. There can be no assurance that future developments affecting the Company will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including continued disruption relating to the ecommerce platform migration, changes in business, market, financial, political and legal conditions; legal and regulatory matters and developments; risks relating to the uncertainty of the projected financial information; Grove’s ability to successfully expand its business; competition; risks relating to tariffs, inflation and interest rates; effectiveness of the Company’s ecommerce platform and selling and marketing efforts; demand for Grove products and other brands that it sells and those factors discussed in documents filed, or to be filed, with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Grove as of the date hereof, and Grove assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Adjusted EBITDA margin, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. Investors should not consider the non-GAAP financial measures in isolation from, or as a substitute for, GAAP measures. A reconciliation of historical Adjusted EBITDA to Net Income is provided in the tables at the end of this press release. Reconciliations of projected Adjusted EBITDA and projected Adjusted EBITDA Margin to the closest corresponding GAAP measures are not available without unreasonable effort on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense. Grove believes these non-GAAP measures of financial results, including on a forward-looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Grove’s financial condition and results of operations. Grove’s management uses these non-GAAP measures for trend analyses and for budgeting and planning purposes. Grove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Grove’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management of Grove does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP measures. Other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Grove’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Grove calculates Adjusted EBITDA as net loss, adjusted to exclude: stock-based compensation expense; depreciation and amortization; changes in fair values of derivative liabilities; interest income; interest expense; restructuring costs; transaction related costs related to certain merger and acquisition projects; loss on extinguishment of debt; provision for income taxes and certain litigation and legal settlement expenses that we do not consider representative of our underlying operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue. Because Adjusted EBITDA excludes these elements that are otherwise included in the Company’s GAAP financial results, this measure has limitations when compared to net loss determined in accordance with GAAP. Further, Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. For these reasons, investors should not consider Adjusted EBITDA in isolation from, or as a substitute for, net loss determined in accordance with GAAP.

Investor Relations Contact

ir@grove.co

Media Relations Contact

pr@grove.co

1 Grove defines plastic intensity as pounds of plastic used per $100 in revenue as a way to hold itself accountable for the pace at which it decouples revenue from the use of plastic. To calculate plastic intensity, Grove defines "plastic" as any of the following materials within both products and packaging: plastic resin codes #1-7 (from the ASTM International Resin Identification Coding System), inclusive of polyvinyl alcohol (PVA, PVOH, PVAl), silicone, bioplastics, and any plastic liners, coatings, and resins.
2 Adjusted EBITDA margin is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

Grove Collaborative Holdings, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,490	$19,627
Restricted cash, current	2,300	3,675
Inventory	18,421	19,351
Prepaid expenses and other current assets	5,492	2,288
Total current assets	34,703	44,941
Restricted cash, noncurrent	1,002	1,002
Property and equipment, net	3,653	3,677
Intangible assets, net	2,302	712
Operating lease right-of-use assets	9,535	12,532
Other long-term assets	1,899	2,146
Total assets	$53,094	$65,010
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$8,828	$6,800
Accrued expenses	9,476	11,546
Deferred revenue	5,033	6,340
Debt, current	800	—
Operating lease liabilities, current	2,895	1,636
Other current liabilities	665	742
Total current liabilities	27,697	27,064
Derivative liabilities	871	1,274
Debt, noncurrent	6,700	7,500
Operating lease liabilities, noncurrent	10,053	12,949
Total liabilities	45,321	48,787

Redeemable convertible preferred stock	24,772	24,772

Stockholders’ deficit:
Common stock	4	4
Additional paid-in capital	643,226	639,960
Accumulated deficit	(660,229)	(648,513)
Total stockholders’ deficit	(16,999)	(8,549)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$53,094	$65,010

Grove Collaborative Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue, net	$42,409	$49,501	$173,716	$203,425
Cost of goods sold	19,917	23,558	80,443	94,077
Gross profit	22,492	25,943	93,273	109,348

Operating expenses:
Advertising	1,027	2,953	9,710	10,265
Product development	1,872	4,592	7,484	18,456
Selling, general and administrative	21,181	26,730	87,396	103,174
Operating loss	(1,588)	(8,332)	(11,317)	(22,547)

Non-operating expenses (income):
Interest expense	282	1,589	1,225	12,777
Loss on extinguishment of debt	—	5,004	—	5,004
Changes in fair value of derivative liabilities	(215)	(1,869)	(404)	(9,888)
Other income, net	(80)	(430)	(455)	(3,057)
Total non-operating expenses (income), net	(13)	4,294	366	4,836
Loss before provision for income taxes	(1,575)	(12,626)	(11,683)	(27,383)
Provision for income taxes	8	9	33	40
Net loss	$(1,583)	$(12,635)	$(11,716)	$(27,423)
Less: Accumulated dividends on redeemable convertible preferred stock	(375)	(375)	(1,500)	(849)
Net loss attributable to common stockholders, basic and diluted	$(1,958)	$(13,010)	$(13,216)	$(28,272)
Net loss per share attributable to common stockholders, basic and diluted	$(0.05)	$(0.34)	$(0.34)	$(0.76)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	39,769,414	37,751,421	39,048,320	37,040,375

Grove Collaborative Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2025	2024
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(11,716)	$(27,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on lease modification	—	(3,139)
Stock-based compensation	4,284	11,995
Depreciation and amortization	1,680	9,821
Changes in fair value of derivative liabilities	(404)	(9,888)
Non-cash interest expense	322	3,380
Asset impairment charges	915	1,260
Inventory write-downs	(328)	(3,061)
Loss on extinguishment of debt	—	5,004
Other non-cash expenses (income)	6	(140)
Changes in operating assets and liabilities:
Inventory	3,303	12,486
Prepaids and other assets	(1,228)	569
Accounts payable	(376)	(1,274)
Accrued expenses	(2,162)	(4,612)
Deferred revenue	(1,307)	(814)
Operating lease right-of-use assets and liabilities	502	(4,349)
Other liabilities	(445)	436
Net cash used in operating activities	(6,954)	(9,749)

Cash Flows from Investing Activities
Cash paid for acquisitions	(2,848)	—
Proceeds from sale of property and equipment	15	136
Purchase of property and equipment	(1,166)	(1,757)
Net cash used in investing activities	(3,999)	(1,621)

Cash Flows from Financing Activities
Payment of issuance costs related to SEPA	(43)	—
Payment of debt issuance costs	—	(301)
Payment on finance agreement	(353)	—
Repayment of debt and Structural Derivative Liability	—	(72,348)
Payment of costs to extinguish debt	(77)	(24)
Proceeds from issuance of redeemable convertible preferred stock	—	15,000
Payment of transaction costs related to redeemable convertible preferred stock	—	(513)
Payments related to stock-based award activities, net	(1,266)	(1,366)
Proceeds from issuance under employee stock purchase plan	248	363
Payment of debt modification costs	(68)	—
Net cash used in financing activities	(1,559)	(59,189)

Net decrease in cash, cash equivalents and restricted cash	(12,512)	(70,559)
Cash, cash equivalents and restricted cash at beginning of period	24,304	94,863
Cash, cash equivalents and restricted cash at end of period	$11,792	$24,304

Grove Collaborative Holdings, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands, except percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(1,583)	$(12,635)	$(11,716)	$(27,423)
Stock-based compensation	828	2,727	4,284	11,995
Depreciation and amortization	393	2,420	1,680	9,821
Changes in fair value of derivative liabilities	(215)	(1,869)	(404)	(9,888)
Interest income	(80)	(429)	(455)	(3,057)
Interest expense	282	1,589	1,225	12,777
Restructuring expenses	1,919	1,566	1,919	2,032
Transaction related costs	—	—	1,275	—
Loss on extinguishment of debt	—	5,004	—	5,004
Provision for income taxes	8	9	33	40
Total Adjusted EBITDA	$1,552	$(1,618)	$(2,159)	$1,301
Net loss margin	(3.7)%	(25.5)%	(6.7)%	(13.5)%
Adjusted EBITDA margin	3.7%	(3.3)%	(1.2)%	0.6%

Source: Grove Collaborative Holdings, Inc.